UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2011
REAL MEX RESTAURANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-116310	13-4012902

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5660 Katella Avenue, Suite 100 Cypress, CA	90630

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (562)-346-1200
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
On August 15, 2011, Real Mex Restaurants, Inc. (the “Company”, “we”, “us” or “our”) announced results for the second quarter of 2011 and filed the Company’s 10-Q for the quarter ended June 26, 2011 (the “10-Q”). The information furnished in this Current Report on Form 8-K provides supplemental information regarding the Company’s financial condition and should be read in conjunction with the financial statements and notes thereto and the other information included in the 10-Q. The information set forth below with respect to interim periods are not necessarily indicative of full year results. Generally accepted accounting principles in the United States (“GAAP”) require management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may vary materially from these estimates and assumptions.
Comparable store sales were virtually flat at (0.2%) compared to the same quarter of 2010, representing an improvement of 140 basis points from the first quarter of 2011. Operating income, excluding certain non-cash charges related to goodwill and intangible assets, was $3.0 million, compared to $6.8 million in the second quarter of 2010. Net loss, excluding the non-cash charges, was $4.1 million compared to $0.8 million in the prior year quarter. The Company’s EBITDA, adjusted EBITDA and consolidated cash flow for the six months ended June 26, 2011 were $14.8 million, $15.6 million and $17.4 million, respectively, and EBITDA, adjusted EBITDA and consolidated cash flow for the twelve months ended June 26, 2011 were $24.3 million, $26.0 million and $28.3 million, respectively. The following table reconciles our net loss reported according to GAAP to these non-GAAP measures (in thousands):

	Six months	Six months	Fiscal year	Twelve months
	ended	ended	ended	ended
	June 26,	June 27,	December 26,	June 26,
	2011*	2010*	2010*	2011*
Net loss	(81,678)	(6,268)	(24,051)	(99,461)
Income tax expense (benefit)	44	(41)	(444)	(359)
Interest expense	14,081	15,306	28,842	27,617
Depreciation and amortization	11,037	12,715	24,625	22,947
Impairment of goodwill and other intangible assets	71,321	—	1,100	72,421
Impairment of property and equipment	—	—	1,007	1,007
Stock based compensation expense	(15)	49	114	50
Loss on asset disposal	14	13	55	56
Other adjustments	21	(18)	(20)	19

EBITDA	14,825	21,756	31,228	24,297
Straight line rent expense adjustment	710	739	1,514	1,485
Severance expense	—	21	111	90
Inventory write-off	107	229	229	107
Lease termination income	—	(50)	(50)	—

Adjusted EBITDA	15,642	22,695	33,032	25,979
Restructuring expenses	757	137	489	1,109
Expenses related to senior secured notes	134	144	294	284
Produce freeze incremental costs	881	—	—	881
Lease termination income	—	50	50	—

Consolidated cash flow	17,414	23,026	33,865	28,253

*	As a result of a change in control of our parent company as of June 28, 2010, we were required to revalue our balance sheet and apply purchase accounting treatment in the third quarter of 2010. Under GAAP, we were required to break out our fiscal 2010 results between the predecessor six months ended June 27, 2010 and the successor six months ended December 26, 2010. For purposes of our reconciliation above, we refer to the combined predecessor and successor periods for each relevant period above. For additional details and a breakdown of the predecessor and successor results, please refer to the 10-Q.

Use of Non-GAAP Financial Information
The Company has provided certain non-GAAP financial information, which is EBITDA, adjusted EBITDA and consolidated cash flow. EBITDA is provided because management believes it is useful to investors in evaluating our ability to incur and service debt, make capital expenditures and meet working capital requirements. Adjusted EBITDA and consolidated cash flow are provided as they are key covenant measures in our indenture to our senior secured notes, as defined therein. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The table above reconciles our net loss as reported under GAAP with those financial measures as adjusted by the items detailed above.
The information under Item 2.02 in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall this information be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 15, 2011

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL MEX RESTAURANTS, INC.
Date: August 15, 2011	By:	/s/ Richard P. Dutkiewicz
Richard P. Dutkiewicz
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 15, 2011